EXHIBIT 11

	  MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES

		      EARNINGS PER SHARE OF COMMON STOCK

                                             Three months ended
                                                  March 31
                                            1995             1994
                                          -------          -------
	  Net income (millions)                    $376             $306
- ------------------------------------------------------------------------

	  Primary earnings per share:

	  Earnings per share                       $.90             $.72

	  Weighted average number of
	  common shares outstanding         419,811,248      426,721,543

- ------------------------------------------------------------------------

	  Fully diluted earnings
	     per share: (1)

	  Earnings per share                       $.88             $.71

	  Weighted average number of
	  common shares outstanding         419,811,248      426,721,543

	  Common equivalent shares            5,023,033        3,601,707
                                     -----------      -----------
	  Average number of common
	  and equivalent shares
	  outstanding                       424,834,281      430,323,250

- ------------------------------------------------------------------------

Primary earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. The calculation excludes the effect of common equivalent shares resulting from stock options using the treasury stock method as the effect would not be material.

Fully diluted earnings per share is computed based on the weighted average number of common shares and common equivalent shares outstanding for each period.

(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.